AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  SEPTEMBER 26, 2002

REGISTRATION NO. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DITECH COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2935531
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

825 E. MIDDLEFIELD ROAD

MOUNTAIN VIEW, CA 94043

(650) 623-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1998 STOCK OPTION PLAN

1999 EMPLOYEE STOCK PURCHASE PLAN

1999 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

2000 NON-QUALIFIED STOCK PLAN

 (Full title of the plans)

TIMOTHY K. MONTGOMERY

PRESIDENT AND CHIEF EXECUTIVE OFFICER

825 E. MIDDLEFIELD ROAD

MOUNTAIN VIEW, CA 94043

(650) 623-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Brett D. White, Esq.

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,400,000 shares	$1.22 - $2.92	See chart below.	$412

(1)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The price per share and aggregate offering price are based upon (i) $1.22, the average of the high and low prices of the Company’s Common Stock as reported on the Nasdaq Stock Market for September 19, 2002, for shares available for future grant under the Company’s 1998 Stock Option Plan, 1999 Employee Stock Purchase Plan, 1999 Non-Employee Directors’ Stock Option Plan and 2000 Non-Qualified Stock Plan, and (ii) $2.92, the weighted average exercise price for 906,351 shares subject to options previously granted under the Company’s 2000 Non-Qualified Stock Plan.  This Registration Statement shall cover any additional shares of Common Stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

The following chart illustrates the calculation of the registration fee:

	Number of Shares	Offering Price Per Share	Aggregate Offering Price
1998 Stock Option Plan	1,000,000	$1.22	$1,220,000
1999 Employee Stock Purchase Plan	300,000	$1.22	$366,000
1999 Non-Employee Directors’ Stock Option Plan	100,000	$1.22	$122,000
2000 Non-Qualified Stock Plan	93,649	$1.22	$114,242
2000 Non-Qualified Stock Plan (currently outstanding options)	906,351	$2.92	$2,646,545
TOTAL	2,400,000		$4,468,787

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Ditech Communication Corporation (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)           The Company’s Annual Report on Form 10-K filed on July 29, 2002.

(b)           The Company’s Quarterly Report on Form 10-Q filed on August 29, 2002.

(c)           The description of the Company’s Common Stock which is contained in a registration statement filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 8-A on May 28, 1999.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

Not Applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s certificate of incorporation limits the liability of directors to the fullest extent permitted by the General Corporation Law of the State of Delaware as it currently exists.  Consequently, subject to the General Corporation Law of the State of Delaware, no director will be personally liable to the Company or its shareholders for monetary damages resulting from his or her conduct as a director, except liability for (1) acts or omissions involving intentional misconduct or knowing violations of law; (2) unlawful distributions; or (3) transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

The Company’s certificate of incorporation also provides that the Company may indemnify any individual made a party to a proceeding because that individual is or was a director or officer, and this right to indemnification will continue as to an individual who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors or administrators.  Any repeal of or modification to the Company’s certificate of incorporation may not adversely affect any right of a director or officer who is or was a director or officer at the time of any repeal or modification.  To the extent the provisions of the Company’s certificate of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

The Company’s bylaws provide that it will indemnify its directors and officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law.

The Company has entered into agreements to indemnify directors, certain officers and other agents, in addition to indemnification provided for in the Company’s certificate of incorporation or bylaws.  These agreements, among other things, indemnify the Company’s directors and certain officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by the Company arising out of the person’s services as the Company’s director or officer or any other company or enterprise to which the person provides services at the Company’s request.  The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. The Company also currently maintains liability insurance for officers and directors.

EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

EXHIBITS

Exhibit Number
5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney is contained on the signature pages.

99.1	1998 Stock Option Plan, as amended as of September 20, 2002.

99.2	1999 Employee Stock Purchase Plan, as amended as of September 20, 2002.

99.3	1999 Non-Employee Directors’ Stock Option Plan, as amended as of September 20, 2002.

99.4	2000 Non-Qualified Stock Plan, as amended as of June 19, 2002.

UNDERTAKINGS

1.                                      The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the registration statement is on form S-3, Forms S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on September 25, 2002.

DITECH COMMUNICATIONS CORPORATION

By:	/s/ Timothy K. Montgomery
Timothy K. Montgomery
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy K. Montgomery and William J. Tamblyn, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy K. Montgomery	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 25, 2002
Timothy K. Montgomery

/s/ William J. Tamblyn	Vice President of Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 25, 2002
William J. Tamblyn

/s/ Gregory M. Avis	Director	September 25, 2002
Gregory M. Avis

/s/ Peter Y. Chung	Director	September 25, 2002
Peter Y. Chung

/s/ William A. Hasler	Director	September 25, 2002
William A. Hasler

/s/ Andrei M. Manoliu	Director	September 25, 2002
Andrei M. Manoliu

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney is contained on the signature pages.

99.1	1998 Stock Option Plan, as amended as of September 20, 2002.

99.2	1999 Employee Stock Purchase Plan, as amended as of September 20, 2002.

99.3	1999 Non-Employee Directors’ Stock Option Plan, as amended as of September 20, 2002.

99.4	2000 Non-Qualified Stock Plan, as amended as of June 19, 2002.